Exhibit 4.154

Dated 1 August 2013

BOONE STAR OWNERS INC. and
IOKASTI OWNING COMPANY LIMITED
as Borrowers

and

DRYSHIPS INC.
as Corporate Guarantor

and

PIRAEUS BANK A.E.
as Lender

THIRD SUPPLEMENTAL AGREEMENT

relating to a loan facility of (originally) US$90,000,000

Watson, Farley & Williams

Index

Clause		Page
1	Interpretation	2
2	Agreement of the Lender	3
3	Conditions Precedent	3
4	Representations and Warranties	4
5	Amendments to Loan Agreement and other Finance Documents	4
6	Further Assurances	10
7	Fees and Expenses	10
8	Communications	10
9	Supplemental	11
10	Law and Jurisdiction	11
Execution Page		12

THIS THIRD SUPPLEMENTAL AGREEMENT is made on 1 August 2013

BETWEEN

(1)	BOONE STAR OWNERS INC. and IOKASTI OWNING COMPANY LIMITED as joint and several Borrowers;

(2)	DRYSHIPS INC. as Corporate Guarantor; and

(3)	PIRAEUS BANK A.E., acting through its branch at 47-49 Akti Miaouli, 185 36 Piraeus, Greece as Lender.

BACKGROUND

(A)
By a loan agreement (the "Loan Agreement") dated 5 October 2007 (as amended and supplemented by a first supplemental agreement dated 30 July 2009 (the "First Supplemental Agreement") and a second supplemental agreement dated 25 August 2010 (the "Second Supplemental Agreement")) and made between (i) the Borrowers as joint several borrowers and (ii) the Lender, the Lender has made available to the Borrowers a loan facility in an amount of (originally) US$90,000,000, of which an amount of US$57,000,000 is outstanding by way of principal on the date hereof.

(B)
By the First Supplemental Agreement the Lender agreed to waive the application of the security cover provisions in Clause 14.1 and certain other covenants during the period commencing 31 December 2008 and ending 31 March 2011 (the "Waiver Period").

(C)	By the Second Supplemental Agreement the Lender agreed, at the request of the Borrowers, to extend the Waiver Period by 12 months so that the last date thereof was extended to 31 March 2012.

(D)	The Borrowers and the Corporate Guarantor have requested that the Lender agrees to (inter alia):

(i)	extend (the "Extension") further the Waiver Period so that it expires on 31 December 2013;

(ii)
amend the manner of repayment (the "Repayment Amendment") of each Advance as referred to in Clause 7 of the Loan Agreement so that each Advance is repaid in accordance with Clause 5.1(k) of this Agreement; and

(iii)	the Margin remaining at 1.75 per cent. per annum during the Waiver Period (the "Margin Amendment") as extended on the terms and conditions set out in this Agreement;

(iv)
relax (the "Corporate Guarantee Amendment") the financial covenants set out in paragraphs (a) and (b) of clause 11.15 of the Corporate Guarantee during the period commencing on the date of this Agreement and ending on the earlier of (i) 30 April 2014 and (ii) the date on which the Corporate Guarantor publishes its annual financial statements in respect of the financial year ending on 31 December 2013;

(v)	the consequential amendments (the "Consequential Amendments") to the Loan Agreement, the Corporate Guarantee and the other Finance Documents in connection with those matters; and

(vi)
the amendment and/or variation of certain other provisions of the Loan Agreement (together, the "Additional Amendments" and, together with the Repayment Amendment, the Margin Amendment, the Corporate Guarantee Amendment and the Consequential Amendments, the "Amendments" and each an "Amendment").

(E)	The Lender's consent to the request of the Borrowers referred to in Recital (D) is subject to, inter alia, the following conditions:

(i)	the Lender receiving certain additional security;

(ii)
the Margin being increased after the end of the Applicable Period at 2.60 per cent. per annum at any time when the security cover ratio, determined pursuant to clause 14.1 of the Loan Agreement, is equal to or less than 125 per cent. and subject to the terms provided herein;

(iii)
during the period commencing on 1 January 2013 and ending on 29 May 2014, any excess earnings of the Original Ships up to the amount of $2,500,000 in respect of each Advance will be applied towards prepayment of the Loan in the manner referred to in this Third Supplemental Agreement;

(iv)	the consequential amendments of the Loan Agreement, the Corporate Guarantee and the Finance Documents pursuant to the terms of this Third Supplemental Agreement; and

(v)	all other terms and conditions contained herein.

(F)	This Third Supplemental Agreement sets out the terms and conditions on which the Lender agrees, with effect on and from the Effective Date, to amend the Loan Agreement and the Corporate Guarantee.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions

Words and expressions defined in the Loan Agreement and the other Finance Documents shall have the same meanings when used in this Third Supplemental Agreement unless the context otherwise requires.

1.2	Definitions

in this Third Supplemental Agreement, unless the contrary intention appears:

"Applicable Period" means, in respect of:

(a)	the Boone Advance, the period commencing on 17 July 2012 (inclusive) and ending on 31 December 2013 (inclusive); and

(b)	the lokasti Advance, the period commencing on 29 August 2012 (inclusive) and ending on 31 December 2013 (inclusive);

"Effective Date" means the date on which the conditions precedent in Clause 3 are satisfied; and

"Loan Agreement" means the loan agreement dated 5 October 2007 (as amended and supplemented from time to time) referred to in Recital (A).

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Third Supplemental Agreement.

2	AGREEMENT OF THE LENDER

2.1	Agreement of the Lender

The Lender agrees, subject to and upon the terms and conditions of this Third Supplemental Agreement, to:

(a)	the Extension;

(b)	the Amendments;

(c)	the consequential amendment of the Loan Agreement, the Corporate Guarantee and the other Finance Documents in connection with the matters referred to in paragraphs (a) to (b) above; and

(d)	the other amendments to the Loan Agreement, the Corporate Guarantee and the other Finance Documents which have been set out in Clause 5.

2.2	Effective Date

The agreement of the Lender contained in Clauses 2.1 and 2.2 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	General

The agreement of the Lender contained in Clause 2.1 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2	Conditions precedent

The conditions referred to in Clause 3.1 are that the Lender shall have received the following documents and evidence in all respects in form and substance satisfactory to the Lender and its lawyers on or before the Effective Date:

(a)
documents of the kind specified in paragraphs 2, 3, 4 and 5 of Schedule 2, Part A to the Loan Agreement in relation to each Borrower and the Corporate Guarantor in connection with its respective execution of this Third Supplemental Agreement and, in the case of the Corporate Guarantor, the Pledge and Security Assignment and the Control Agreement, updated with appropriate modifications to refer to this Third Supplemental Agreement;

(b)
an original of this Third Supplemental Agreement duly executed by the parties to it and duly acknowledged by the Approved Manager and any other Security Party confirming their agreement to the terms and conditions of the same;

(c)	a duly executed original of each of the Pledge and Security Agreement and the Control Agreement;

(d)	evidence that the relevant UCC statement in respect of the Pledge and Security Agreement has been filed;

(e)	such legal opinions as the Agent may require in respect of the matters contained in this Third Supplemental Agreement, the Pledge and Security Agreement and the Control Agreement;

(f)	evidence that the agent referred to in clause 30.4 of the Loan Agreement has accepted its appointment as agent for service of process under this Third Supplemental Agreement; and

(g)
copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by each of the Borrower, the Corporate Guarantor and any other Security Party of its obligations under this Agreement, the Pledge and Security Agreement and the Control Agreement and the execution, validity and/or enforceability of the same; and

(h)	any other document or evidence as the Lender may request in writing from the Borrowers.

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Loan Agreement representations and warranties

Each Borrower represents and warrants to the Lender that the representations and warranties in clause 9 of the Loan Agreement remain true and not misleading if repeated on the date of this Third Supplemental Agreement.

4.2	Repetition of Finance Document representations and warranties

Each Borrower and each of the other Security Parties represents and warrants to the Lender that the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party remain true and not misleading if repeated on the date of this Third Supplemental Agreement.

5	AMENDMENTS TO LOAN AGREEMENT, THE CORPORATE GUARANTEE AND OTHER FINANCE DOCUMENTS

5.1	Specific amendments to Loan Agreement

With effect on and from the Effective Date the Loan Agreement shall be amended as follows:

(a)	by adding the definition of "Applicable Period" as it appears in Clause 1.2, in clause 1.1 thereof;

(b)	by adding the following new definitions in clause 1.1 thereof:

""Approved Stock Exchange" means NASDAQ or any other stock exchange acceptable to the Lender;

"Control Agreement" means, in respect of the Pledge and Security Agreement, a control agreement in respect of the control and ownership of the Required Shares executed between the Corporate Guarantor, Ocean Rig as issuer and the Lender in such form as the Lender may approve or require;

"Excess Earnings Period" means the period commencing on 1 January 2013 (inclusive) and ending on 29 May 2014 (inclusive);

"Ocean Rig" means Ocean Rig UDW Inc. a corporation incorporated in The Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands;

"Pledge and Security Agreement" means, in respect of the Required Shares, a pledge and security agreement executed by the Corporate Guarantor in favour of the Lender pursuant to Clause 10.21 in such form as the Lender may approve or require;

"Required Shares" has the meaning given to it in Clause 10.21;

"Security Cover Ratio" means the ratio which is determined at any time by the aggregate of the amounts referred to in paragraphs (a) and (b) of Clause 14.1 over the Loan and the Swap Exposure at the relevant time;

"Shortfall" means any shortfall in the Security Cover Ratio required to be maintained pursuant to Clause 14.1; and

"Third Supplemental Agreement" means the supplemental agreement dated July 2013 and made between (inter alia) (i) the Borrowers as joint and several borrowers, (ii) the Corporate Guarantor and (iii) the Lender setting out the terms and conditions upon which the Loan Agreement is amended and supplemented;";

(c)	by deleting the word "and" after the words "the Additional Guarantees" in sub-paragraph (k) in the definition of Finance Documents in clause 1.1 thereof;

(d)	by adding the following new sub-paragraphs (l) and (m) in the definition of "Finance Documents" in clause 1.1 of the Loan Agreement:

"(l)	the Pledge and Security Agreement;

(m)	the Control Agreement; and",

and by re-designating the existing sub-paragraph (l) of the definition of "Finance Documents" in clause 1.1 thereof as a new sub-paragraph (n);

(e)	by deleting the definition of "LIBOR" in clause 1.1 thereof in its entirety and substituting the same with the following new definition:

"LIBOR" means for an Interest Period:

(a)	during the Applicable Period, 2.30 per cent. per annum;

(b)	at all other times:

(i)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, "Reuters BBA Page LIBOR 01" means the display designated as "Reuters BBA Page LIBOR 01" on the Reuters Money News Service or such other page as may replace BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollars); or

(ii)
if no rate is quoted on Reuters BBA Page LIBOR 01, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer for deposits in Dollars in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;";

(f)	by deleting the definition of "Margin" in clause 1.1 thereof in its entirety and substituting the same with the following new definition:

""Margin" means:

(a)	during the Applicable Period, 1.75 per cent. per annum; and

(b)	at all times thereafter:

(i)	2.60 per cent. per annum at any time when the Security Cover Ratio is equal to or less 125 per cent.; and

(ii)
1.75 per cent. per annum at any time when the Security Cover Ratio is more than 125 per cent. Provided that (A) the Corporate Guarantor has been released from all its obligations under the Pledge and Security Agreement and (B) no Event of Default or Potential Event of Default has occurred and is continuing as the relevant time;";

(g)	by deleting the definition of Waiver Period in clause 1.1 thereof in its entirety and substituting the same with the following new definition:

""Waiver Period" means the period which originally commenced on 31 December 2008 and ended on 31 March 2012 (inclusive) and pursuant to the Third Supplemental Agreement the new period commencing on 27 December 2012 (inclusive) and ending on 31 December 2013 (inclusive);";

(h)	by adding the words "(other than during the Applicable Period)" after the words LIBOR01 in the second line of clause 4.4 thereof;

(i)	by deleting clause 4.10 thereof in its entirety;

(j)	by adding two new clauses 6.11 and 6.12 thereof as follows:

"6.11 Prepayment out of Excess Earnings. If in respect of any 6-month period during the Excess Earnings Period (each an "Excess Cash Calculation Date") the Lender determines (on the basis of the semi-annual unaudited accounts and the annual audited accounts of each Borrower to be provided pursuant to Clause 10.6) that the aggregate of the daily Earnings of an Original Ship for such 6-month period (each, a "Relevant Period" and, together, the "Relevant Periods") exceeds the aggregate of:

(a)
the expenditure necessarily incurred during such Relevant Period by each Borrower in operating, insuring, maintaining, repairing and generally trading the Original Ship owed by it (including, but not limited to, any expenses in respect of drydocking, special survey or maintenance of that Original Ship and management fees paid in respect of such Original Ship); and

(b)
sums incurred by the Borrowers in respect of the payment of principal on, and interest for, the Loan pursuant to this Agreement and any sums paid by the Borrowers pursuant to the Master Agreement during such 6-month period, then each Borrower shall, as soon as possible but in no event later than 90 days after the relevant Excess Cash Calculation Date, pay to the Lender the amount equal to such excess, (each an "Excess Amount" and, together, the "Excess Amounts" with such Excess Amounts not exceeding in aggregate the total amount of $2,500,000 in respect of each Advance) which shall be applied by the Lender in prepayment of the Advance used to finance the Original Ship relative to the Excess Amount in inverse order of maturity first against the relevant Balloon Instalment and then against the repayment instalments then outstanding under the relevant Advance (and each Borrower hereby irrevocably authorises the Lender to make such application).

"6.12 Adjustment of Excess Amount. If the Lender determines (in its sole and absolute discretion) upon review of the semi-annual unaudited accounts of the Borrower and/or the annual audited consolidated financial statements of the Corporate Guarantor in respect of any financial year which will be delivered to the Lender pursuant to Clause 10.6 that the aggregate of the Excess Amounts for that financial year determined by reference to the unaudited semi-annual individual financial statements of the Borrower is less than the aggregate of the Excess Amounts for the whole of the financial year as determined by reference to the Borrower's individual financial statements for that financial year (the "Adjusted Excess Amount") the Borrower shall, following the Lender's determination as aforesaid, prepay on the date falling 10 days after the date on which the Lender notifies the Borrower of such insufficiency the amount by which the Adjusted Excess Amount exceeds the aggregate of the Excess Amounts. If the aggregate Excess Amount for any financial year determined by the Lender by reference to the Borrower's individual management financial statements for that financial year is less than the aggregate Excess Amount determined by reference to the semi-annual unaudited accounts of the Borrower and/or the annual audited consolidated financial statements of the Corporate Guarantor for the same financial year, the difference between such two amounts shall be deducted from the amount determined by the Lender to be the Excess Amount for the first Relevant Period to occur after the Lender's determination.".

(k)	by deleting clause 7.1 and 7.2 thereof in their entirety and substituting the same with the following new clauses:

"7.1	Repayment Instalments

The Borrower shall repay:

(a)
the Boone Advance by (i) 8 equal consecutive three-monthly instalments in the amount of $625,000 each and (ii) a balloon instalment of $26,800,000 (the "Boone Balloon Instalment") payable together with the eighth repayment instalment; and

(b)
the lokasti Advance by (i) 7 equal consecutive three-monthly instalments in the amount of $500,000 each and (ii) a balloon instalment of $21,700,000 (the "lokasti Balloon Instalment" and together with the Boone Balloon Instalment, the "Balloon Instalments" and each a "Balloon Instalment") payable together with the seventh repayment instalment.

7.2	Repayment Dates

(a)
The first repayment instalment in respect of the Boone Advance shall be repaid on 14 January 2014, each subsequent instalment shall be repaid at 3-monthly intervals thereafter and the last repayment instalment shall be repaid together with the Boone Balloon Instalment on 12 October 2015; and

(b)
the first repayment instalment in respect of the lokasti Advance shall be repaid on 29 May 2014, each subsequent instalment shall be repaid at 3-monthly intervals thereafter and the last repayment instalment shall be repaid together with the lokasti Balloon Instalment on 26 November 2015.";

(l)	by adding new clauses 10.21 and 10.22 thereof as follows:

"10.21 Additional Security

Each Borrower undertakes with the Lender to procure that the Corporate Guarantor:

(a)
executes and delivers on or prior to date of the Third Supplemental Agreement, the Pledge and Security Agreement and, to cause Ocean Rig as issuer, to execute and deliver together with the Corporate Guarantor, the Control Agreement referred to therein in respect of the Required Shares; and

(b)
deliver to the Lender such other documents equivalent to those referred to in paragraphs 2, 3, 4 and 5 of Schedule 2, Part A of this Agreement as the Lender may require in connection with the execution of the Pledge and Security Agreement; and

(c)
to ensure that any additional security given pursuant to this Clause 10.21 shall remain in full force and effect until the last date of the Applicable Period and at the end of such period, the Corporate Guarantor shall be automatically released from all its obligations under the Pledge and Security Agreement (subject to the proviso in Clauses 25.2 and 25.4 of this Agreement).

In this Clause 10.21:

"Required Shares" means 3,650,000 issued and outstanding shares of common stock in Ocean Rig (including all other or additional stock or other securities or property paid or distributed in respect of the Required Shares by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar arrangements) currently in the legal and beneficial ownership of the Corporate Guarantor to be pledged in favour of the Lender pursuant to this Clause 10.21 in order to rectify the Shortfall.

10.22 Listing of Ocean Rig

The Borrower shall procure that the share capital of Ocean Rig is listed and continues to be listed in an Approved Stock Exchange up to and including 31 December 2013.";

(m)	by adding at the end of the hanging paragraph in clause 14.1 thereof the definition "(the "Security Cover Ratio")";

(n)	by deleting clause 18.1(b) thereof in its entirety and replacing it with the following new clause:

"(b}	any breach occurs of Clauses 8.2, 10.2, 10.3, 10.17, 10.21, 11.2, 11.3, 12.2 12.3, 12.4(b), 13.2, 14.2 or 17.1; or";

(o)	by deleting clauses 25.2 and 25.4 in their entirety and replacing them with the following new clauses:

"25.2 Assignment by the Lender. The Lender may assign or transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of, but with notice to, the Borrower Provided that any assignment or transfer of any rights and interests under or by virtue of the Pledge and Security Agreement to a company or financial Institution shall be subject to the prior written consent of the Borrower."; and

"25.4 Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them Provided that any sub-participation or assignment of any rights and/or obligations under or in connection with the Pledge and Security Agreement to a company or financial institution shall be subject to the prior written consent of the Borrower.";

(p)
the definition of, and references throughout to, each Finance Documents shall be construed as if the same referred to that Finance Document as amended and supplemented by this Third Supplemental Agreement; and

(q)
by construing references throughout to "this Agreement", "hereunder" and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Third Supplemental Agreement.

5.2	Specific amendments to Corporate Guarantee

With effect on and from the Effective Date the Corporate Guarantee shall be amended as follows:

(a)	by adding the following new definition in clause 1.1 of the Corporate Guarantee as follows:

"Covenants Waived Period" means the period commencing on 31 December 2012 (inclusive) and ending on the earlier of (i) 30 April 2014 and (ii) the date on which the Guarantor publishes its annual financial statements in respect of the financial year ending on 31 December 2013;

(b)	by deleting clauses 11.5 (a) and (b) of the Corporate Guarantee and replacing them with the following new clauses:

"(a)	the Market Adjusted Equity Ratio shall not be less than:

(i)	during the Covenants Waiver Period, 0.2:1; and

(ii)	at all other times, 0.3:1;

(b)	the interest Coverage Ratio shall not be less than:

(i)	during the Covenants Waiver Period, 1:1; and

(ii)	at all other times, 3:1;" and

(a)
by construing references throughout to "this Guarantee", "hereunder" and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Third Supplemental Agreement.

5.3	Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents (other than the Loan Agreement and the Corporate Guarantee) shall be, and shall be deemed by this Third Supplemental Agreement to be amended as follows:

(a)
the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Third Supplemental Agreement;

(b)
the definition of, and references throughout each of the Finance Documents to, the Corporate Guarantee and any of the other Finance Documents shall be construed as if the same referred to the Corporate Guarantee and those Finance Documents as amended and supplemented by this Third Supplemental Agreement;

(c)
by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Third Supplemental Agreement.

5.4	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1, 5.2 and 5.3; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Third Supplemental Agreement.

6	FURTHER ASSURANCES

6.1	Borrowers' and each Security Party's obligation to execute further documents etc.

Each Borrower and each other Security Party shall:

(a)
execute and deliver to the Lender (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Lender may, in any particular case, specify;

(b)	effect any registration or notarisation, give any notice or take any other step,

which the Lender may, by notice to the Borrowers, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances

Those purposes are:

(a)
validly and effectively to create any Security Interest or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and supplemented by this Third Supplemental Agreement, and

(b)	implementing the terms and provisions of this Third Supplemental Agreement.

6.3	Terms of further assurances

The Lender may specify the terms of any document to be executed by the Borrowers or any other Security Party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Lender considers appropriate to protect its interests.

6.4	Obligation to comply with notice

The Borrowers or any other Security Party shall comply with a notice under Clause 6.1 by the date specified in the notice.

7	FEES AND EXPENSES

7.1	Fees and Expenses

The provisions of clause 19 (fees and expenses) of the Loan Agreement shall apply to this Third Supplemental Agreement as if they were expressly incorporated in this Third Supplemental Agreement with any necessary modifications.

8	COMMUNICATIONS

8.1	General

The provisions of clause 27 (notices) of the Loan Agreement, as amended and supplemented by this Third Supplemental Agreement, shall apply to this Third Supplemental Agreement as if they were expressly incorporated in this Third Supplemental Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts

This Third Supplemental Agreement may be executed in any number of counterparts.

9.2	Third Party rights

A person who is not a party to this Third Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Third Supplemental Agreement.

10	LAW AND JURISDICTION

10.1	Governing law

This Third Supplemental Agreement shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions

The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Third Supplemental Agreement, shall apply to this Third Supplemental Agreement as if they were expressly incorporated in this Third Supplemental Agreement with any necessary modifications.

THIS THIRD SUPPLEMENTAL AGREEMENT has been duly executed as a Deed on the date stated at the beginning of this Third Supplemental Agreement.

EXECUTION PAGE

THE BORROWERS

SIGNED by Dimitrios Glynos	)
for and on behalf of	)	/s/ Dimitrios Glynos
BOONE STAR OWNERS INC.	)

SIGNED by Dimitrios Glynos	)
for and on behalf of	)	/s/ Dimitrios Glynos
IOKASTI OWNING COMPANY	)
LIMITED	)

THE CORPORATE GUARANTOR

SIGNED by Dimitrios Glynos	)
for and on behalf of	)	/s/ Dimitrios Glynos
DRYSHIPS INC.	)

THE LENDER

SIGNED by	)
for and on behalf of	)	/s/Jason Dallas /s/Ismini Kouvelos
PIRAEUS BANK A.E.	)

Witness to all the	)	/s/ Pat Skala
Above signatures	)

Name:	PAT SKALA
Address:	WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 185 38 - GREECE